UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2022

Asana, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39495	26-3912448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 Folsom Street, Suite 100 San Francisco, CA	94107
(Address of principal executive offices)	(Zip Code)

(415) 525-3888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	ASAN	New York Stock Exchange Long Term Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 7, 2022, Asana, Inc. (the “Company”) issued and sold 19,273,127 shares (the “Shares”) of its Class A common stock, par value $0.00001 per share (the “Common Stock”), at a purchase price of $18.16 per share for aggregate gross proceeds of approximately $350 million to Dustin Moskovitz, the Company’s President, Chief Executive Officer, and Chair of the Board of Directors (the “Investor”). The sale and issuance of the Shares is referred to herein as the “Private Placement.”

Share Purchase Agreement

On September 6, 2022, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with the Investor pursuant to which the Company agreed to sell and issue the Shares. The Purchase Agreement contains customary representations, warranties, covenants, and closing conditions. A special committee of independent members of the Board of Directors of the Company (the “Board”) was formed to consider, identify, evaluate, negotiate and approve or reject any potential financing. The special committee determined the private placement was in the best interests of the Company and its stockholders, including the best interests of its minority stockholders, and recommended its approval to the Board. In connection with the private placement, the parties agreed to governance terms intended to benefit the stockholders of the Company unaffiliated with the Investor.

In particular, pursuant to the Purchase Agreement, the Investor agreed that, among other things, without (x) the approval of a special committee of independent members of the Board and (y) the affirmative vote of a majority of the voting power of the outstanding shares of the Company’s Common Stock not beneficially owned by the Investor or any of his affiliates, Investor will not (1) transfer any shares of the Company’s capital stock that would result in a third party owning more than 50% of the voting power of the outstanding shares of the Company’s capital stock (subject to certain exceptions described in the Purchase Agreement), (2) offer to acquire or acquire, by merger, tender offer or otherwise, all of the outstanding shares of capital stock of the Company not beneficially owned by the Investor and his affiliates, and (3) acquire beneficial ownership of 90% or more of the Common Stock of the Company. The Investor has granted an irrevocable proxy to the Company to vote all of the Investor’s shares and any shares held by controlled affiliates of the Investor acquired on or after the date of the Purchase Agreement, in a manner that will reflect the voting results of all other shares of Common Stock over which the Investor or any affiliates thereof do not have sole or shared voting power. In addition, pursuant to the Purchase Agreement, the Investor has agreed to cause a majority of the total number of directors then serving on the Board to be independent directors, as defined under the rules of the New York Stock Exchange.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated by reference herein. The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 3.02	Unregistered Shares of Equity Securities.

The information contained above in Item 1.01 relating to the Private Placement is hereby incorporated by reference into this Item 3.02. Based in part upon the representations of the Investor in the Share Purchase Agreement, the offering and sale of the securities will be made in reliance on the exemption afforded by Section 4(a)(2). The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements, but constitute Founders’ Stock under that certain Amended and Restated Investors’ Rights Agreement, dated as of November 15, 2018, by and among the Company and certain investors of the Company, and as such are subject to the “piggyback” registration rights afforded to Founders’ Stock thereunder. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising. The Investor represented that he is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that he is acquiring the securities for investment purposes only and not with a view to any resale, distribution or other disposition of the securities in violation of the U.S. federal securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 8.01	Other Events.

On September 7, 2022, the Company issued a press release announcing the Private Placement. The press release issued in connection with this announcement is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Share Purchase Agreement, dated September 6, 2022, by and among Asana, Inc. and the purchaser named therein.

99.1	Press Release dated September 7, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and/or schedules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asana, Inc.

Dated: September 7, 2022

	By:	/s/ Eleanor Lacey
Eleanor Lacey
General Counsel and Corporate Secretary